As filed with the Securities and Exchange Commission on November 25, 2011.
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________________

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
(Exact name of registrant as specified in its charter)

Kingdom of Spain	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Plaza de San Nicolás, 4 48005 Bilbao, Spain (Address of Principal Executive Offices)
____________________________

Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc.
Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States
(Full title of plan)
____________________________

Sandy Salgado
Banco Bilbao Vizcaya Argentaria, S.A.
New York Branch
1345 Avenue of the Americas, 45th Fl
New York, NY 10105
  (Name and address of agent for service)

(212) 728-1660
(Telephone number, including area code, of agent for service)
____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [X]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)
____________________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary shares, nominal value €0.49 per share	2,453,800 shares	$7.41	$18,182,658	$2,083.73

(1)
American Depositary Shares, evidenced by American Depositary Receipts, issuable upon deposit of the ordinary shares registered hereby (the “BBVA ADS”), have been registered under separate registration statements on Form F-6 (Registration No. 333-11920 and 333-142862). Each BBVA ADS represents one ordinary share.

(2)
Represents ordinary shares reserved for awards of BBVA ADSs under the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. and the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States.  The BBVA ADSs to be awarded under such plans will be acquired in open market purchases or in private transactions. In addition, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to include such additional ordinary shares as may be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the provisions of the plan covered hereby.

(3)
Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low prices of BBVA ADSs on the New York Stock Exchange on November 23, 2011.

EXPLANATORY NOTE

Banco Bilbao Vizcaya Argentaria, S.A. (the “Registrant”) filed a Registration Statement on Form S-8 on February 11, 2008 (Registration No. 333-149157) (the “First Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 1,706,004 ordinary shares, nominal value €0.49 per share (“Ordinary Shares”), of which 1,320,911 of such Ordinary Shares are reserved for awards of BBVA ADSs pursuant to the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. (formerly entitled the 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc.) and 385,093 of such Ordinary Shares are reserved for awards of BBVA ADSs pursuant to the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan.

On November 23, 2009, the Compensation Committee of the Board of Directors of Compass Bancshares, Inc. (now known as BBVA Compass Bancshares, Inc.) voted (i) to revise the Amended and Restated Restricted Share and Unit Plan of Compass Bancshares, Inc. to provide that certain additional U.S. employees and officers of the Registrant and its subsidiaries may participate in awards thereunder and (ii) to increase the amount of Ordinary Shares registered under the Securities Act by 1,842,916 Ordinary Shares (the “First Additional Shares”) for purposes of reserving (A) 1,692,916 First Additional Shares for awards of BBVA ADSs in connection with three incentive programs to be made under the Amended and Restated Restricted Share and Unit Plan of Compass Bancshares, Inc. and (B) 150,000 First Additional Shares for awards of BBVA ADSs under the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan.  Such 1,842,916 First Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on December 18, 2009 (Registration No. 333-163816) (the “Second Registration Statement”).

On May 20, 2010, the Compensation and Benefits Committee of the Board of Directors of Compass Bancshares, Inc. (now known as BBVA Compass Bancshares, Inc.) (formerly the Compensation Committee of the Board of Directors of Compass Bancshares, Inc.) voted to increase the amount of Ordinary Shares registered under the Securities Act by 1,372,788 Ordinary Shares (the “Second Additional Shares”) for purposes of reserving all of such Second Additional Shares for awards of BBVA ADSs in connection with three incentive programs to be made under the Amended and Restated Restricted Share and Unit Plan of Compass Bancshares, Inc. (formerly entitled the 2007 Restricted Share and Unit Plan of Compass Bancshares, Inc.).   Such 1,372,788 Second Additional Shares were registered by the Registrant on a Registration Statement on Form S-8 on June 8, 2010 (Registration No. 333-167389) (the “Third Registration Statement”).

On November 15, 2011, the Compensation and Benefits Committee of the Board of Directors of BBVA Compass Bancshares, Inc. voted (i) to adopt the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. to provide for the registration under the Securities Act of an additional 235,000 Ordinary Shares for purposes of awards of BBVA ADSs in connection with an incentive program for selected U.S. non-executive management employees and officers of Registrant or its direct or indirect subsidiaries and (ii) to adopt the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States to provide for the registration under the Securities Act of an additional

2,218,800 Ordinary Shares for purposes of awards of BBVA ADSs in connection with an incentive program for selected U.S. managers and certain other identified U.S. personnel who are not EMT members but whose activities are considered to have a material impact on the company’s risk profile or who are engaged in certain control functions, pursuant to the system of variable remuneration adopted by the Registrant's shareholders at its meeting held on March 11, 2011 (altogether, the “Third Additional Shares”).

Following such increases, an aggregate of 4,621,615 Ordinary Shares are reserved for awards of BBVA ADSs under the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc., an aggregate of 2,218,800 Ordinary Shares are reserved for awards of BBVA ADSs under the Share Remuneration Plan for BBVA Group Management in the United States, and an aggregate of 535,093 Ordinary Shares are reserved for awards of BBVA ADSs under the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item1.	Plan Information.

Not required to be filed in this Registration Statement.*

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed in this Registration Statement.*

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby also incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010, as filed with the Commission on April 1, 2011 (File No. 001-10110);

(b)
The Registrant’s reports on Form 6-K furnished to the Commission on October 14, 2011 (File No. 001-10110; Film No. 111140856) relating to the Registrant’s results of operations for the six months ended June 30, 2011, and all reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2010, the end of the fiscal year covered by the Registrant’s latest annual report referred to in (a) above (File No. 001-10110); and

(c)
The description of the Registrant’s ordinary shares contained in Item 10 of the Registrant’s Annual Report on Form 20-F referred to in (a) above and the description of the BBVA ADSs contained in the Registrant’s Registration Statement on Form F-3 under the caption “Description of BBVA American Depositary Shares”, as filed with the Commission on June 28, 2010 (Registration No. 333-167820), as modified by the Registrant’s amendments to Articles 5, 21, and 24 of its Bylaws, as contained in the Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A., (English translation) filed with this Registration Statement.

All documents filed and, to the extent indicated therein, furnished by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Indemnification under the Registrant’s Bylaws (Estatutos) and Spanish Law.  Under Spanish law the Registrant’s de jure or de facto directors will be liable to the Registrant, the shareholders and the creditors of the Registrant for any damage they cause through acts contrary to the law or the bylaws, or acts carried out in breach of the duties inherent in the discharge of their office. No provision of the Registrant’s bylaws provides for the indemnification of the directors with respect to such liabilities.

Directors & Officers Insurance.  The Registrant maintains an insurance policy that protects its officers and directors from liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A. (English translation).

4.2
Form of Amended and Restated Deposit Agreement among Banco Bilbao Vizcaya Argentaria, S.A., The Bank of New York, as Depositary, and all holders from time to time of American Depositary Shares issued thereunder, incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form F-6 (Registration No. 333-142862) filed with the Commission on May 11, 2007.

4.3	Form of Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc.

4.4	Form of Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States.

5
The BBVA ADSs awarded to participants under the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. and the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States will be acquired in open market purchases at prevailing market prices or in private transactions.  Because such purchases do not involve the issuance by the Registrant of any new ordinary shares and because such plans are not subject to ERISA, an opinion of counsel is not included with this Registration Statement.

23	Consent of Deloitte, S.L.

24	Power of Attorney (included in signature page).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid on the 22 day of November, 2011.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Juan Ignacio Apoita Gordo
	Name:	Juan Ignacio Apoita Gordo
	Title:	Chief Human Resources & Services Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a member of the Board of Directors or officer of Banco Bilbao Vizcaya Argentaria, S.A., or both, as authorized representative of Banco Bilbao Vizcaya Argentaria, S.A. or otherwise) constitutes and appoints Juan Ignacio Apoita Gordo, Manuel Sánchez Rodríguez and Sandy Salgado and each of them, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including without limitation post-effective amendments) and supplements to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Francisco González Rodríguez	Chairman of the Board of Directors
Francisco González Rodríguez	and Chief Executive Officer	November 22, 2011

/s/ Ángel Cano Fernández
Ángel Cano Fernández	President and Chief Operating Officer	November 22, 2011

/s/ Tomás Alfaro Drake
Tomás Alfaro Drake	Director	November 22, 2011

/s/ Juan Carlos Álvarez Mezquíriz
Juan Carlos Álvarez Mezquíriz	Director	November 22, 2011

Name	Position	Date

/s/ Ramón Bustamante y de la Mora
Ramón Bustamante y de la Mora	Director	November 22, 2011

/s/ José Antonio Fernández Rivero
José Antonio Fernández Rivero	Director	November 22, 2011

/s/ Ignacio Ferrero Jordi
Ignacio Ferrero Jordi	Director	November 22, 2011

/s/ Carlos Loring Martínez de Irujo
Carlos Loring Martínez de Irujo	Director	November 22, 2011

/s/ José Maldonado Ramos
José Maldonado Ramos	Director	November 22, 2011

/s/ Enrique Medina Fernández
Enrique Medina Fernández	Director	November 22, 2011

/s/ José Luis Palao García-Suelto
José Luis Palao García-Suelto	Director	November 22, 2011

/s/ Juan Pi Llorens
Juan Pi Llorens	Director	November 22, 2011

/s/ Susana Rodríguez Vidarte
Susana Rodríguez Vidarte	Director	November 22, 2011

/s/ Manuel González Cid
Manuel González Cid	Chief Financial Officer	November 22, 2011

/s/ Ricardo Gómez Barredo
Ricardo Gómez Barredo	Chief Accounting Officer	November 22, 2011

/s/ Sandy Salgado	Authorized Representative of Banco Bilbao
Sandy Salgado	Vizcaya Argentaria, S.A. in the United States	November 22, 2011

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A. (English translation).

4.2
Form of Amended and Restated Deposit Agreement among Banco Bilbao Vizcaya Argentaria, S.A., The Bank of New York, as Depositary, and all holders from time to time of American Depositary Shares issued thereunder, incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form F-6 (Registration No. 333-142862) filed with the Commission on May 11, 2007.

4.3	Form of Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc.

4.4	Form of Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States.

5
The BBVA ADSs awarded to participants under the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. and the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States will be acquired in open market purchases at prevailing market prices or in private transactions.  Because such purchases do not involve the issuance by the Registrant of any new ordinary shares and because such plans are not subject to ERISA, an opinion of counsel is not included with this Registration Statement.

23	Consent of Deloitte, S.L.

24	Power of Attorney (included in signature page).